Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2006

HOUSTON, November 2, 2006— Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $23.4 million, or $0.58 per diluted share for the three months ended September 30, 2006, versus net income of $9.8 million, or $0.27 per diluted share for the third quarter of 2005. Total revenues increased approximately 24% to $117.8 million for the quarter ended September 30, 2006 from $95.3 million for the same period in 2005 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $33.1 million in the third quarter of 2006 from $15.1 million in the third quarter of 2005. As a percentage of revenues, operating income increased to approximately 28% in 2006 from approximately 16% in 2005.

For the nine months ended September 30, 2006, net income was $62.0 million, or $1.55 per diluted share, compared with net income of $20.9 million, or $0.58 per diluted share, for the same period in 2005. Revenues for the nine months ended September 30, 2006 were $324.4 million, up approximately 32% when compared to revenues of $245.9 million for the same period last year. Operating income increased to $88.6 million for the nine months ended September 30, 2006 from $31.4 million during the same period of 2005.

All share and earnings per share data contained in this press release have been restated to reflect the increased number of common shares outstanding resulting from the Company’s two-for-one stock split, accomplished through a stock dividend, on October 5, 2006 to stockholders of record as of September 21, 2006.

In addition, the Company announced that its backlog at September 30, 2006 was approximately $288 million, compared to its September 30, 2005 backlog of approximately $234 million. The Company expects its earnings per share for the quarter ending December 31, 2006 to approximate $0.53 to $0.63 per diluted share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications. Dril-Quip’s latest investor presentation is available under the investor section of the Company’s website at www.dril-quip.com.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
Revenues	$95,324	$117,767	$245,944	$324,441
Cost and expenses:
Cost of sales	64,158	67,596	168,885	188,651
Selling, general and administrative	10,773	12,320	29,725	32,707
Engineering and product development	5,266	4,759	15,964	14,475

	80,197	84,675	214,574	235,833

Operating income	15,127	33,092	31,370	88,608
Interest expense (income)	549	(1,009)	1,323	(1,470)

Income before income taxes	14,578	34,101	30,047	90,078
Income tax provision	4,736	10,689	9,196	28,074

Net income	$9,842	$23,412	$20,851	$62,004

Diluted earnings per share	$0.27	$0.58	$0.58	$1.55

Weighted average shares – diluted	36,290	40,382	35,874	39,948

Depreciation and amortization	$3,338	$3,770	$10,048	$10,935

Capital expenditures	$5,866	$6,346	$14,711	$18,610